Exhibit 10(a)

May 27, 1998

Paul Conlin
Address
City, State zip

Dear Paul:

(It is our pleasure to extend to you an offer of employment at Oxford Health Plans, Inc. (the “Corporation”), in the position of Vice President, Medical Delivery. Your date of hire will be May 27, 1998. Your starting salary will be at a gross amount (prior to necessary payroll deductions) of $16,666.67 per month, which you will receive in bi-weekly payments of $7,692.31. In this position you will report directly to me, and you will be working out of our Norwalk, CT office.

During your employment with Oxford Health Plans, Inc. you will be eligible for our benefits program in accordance with our policies. More specifically:

1.	You will be eligible for a discretionary performance bonus, ranging from zero to 75% of your earned base salary as recommended by your manager and approved by the Chairman, CEO and Compensation Committee of the Board of Directors.

2.	You will receive a $50,000 signing bonus, minus applicable taxes, payable within thirty days of your start date.

3.	You will be granted 75,000 options, vesting in four equal annual installments at a grant price to be determined upon your commencement of employment with Oxford in accordance with Oxford’s current stock option plan. In the event of a Change in Control all options will vest. As a condition of your receipt of stock options, you will be required to enter into Oxford’s standard Confidentiality and Non-Competition Agreement. The protections provided by this Agreement are necessary to safeguard Oxford’s confidential information and other business interests. Please sign the attached documents and return to Human Resources as soon as possible.

4.	You will be eligible to receive an automobile allowance of up to $450 per month.

5.	Upon your commencement of employment with Oxford, you will be eligible for Oxford’s Health Coverage (Medical, Dental, Vision and Prescription Drug coverage). After your successful completion of 60 days of employment with Oxford, you will be eligible for Life, AD&D, Disability Insurance and Tuition Reimbursement in accordance with plan requirements.

6.	You will be eligible to participate in our 401k Savings Plan after your successful completion of six months of continuous employment with Oxford.

7.	Upon date of hire you will be eligible to begin accumulating 23 Select Days (paid days off) per calendar year. These days may be taken after successful completion of 60 days of continuous employment with Oxford.

8.	In the event that your employment is terminated by Oxford without cause during the first year of your employment, Oxford shall pay you an amount equal to your annual base salary in effect as of your date of hire.

In the event that your employment is terminated by Oxford without cause after your first year of employment, Oxford shall pay you an amount equal to the sum of your base salary earned during the twelve month period immediately preceding your date of termination. Such amount shall be paid in twelve (12) equal monthly installments in conformity with Oxford’s normal payroll periods.

9.	In the event that your employment is terminated within 2 years following a change in control either by the Corporation without cause (other than for retirement or disability), or by you for good reason, then the Corporation shall (1) pay you, within 10 days following your date of termination, a lump sum cash amount equal to two times the sum of your highest annual rate of base salary during the 3-year period immediately preceding your date of termination and the highest annual bonus earned by you in respect of three fiscal years immediately preceding the year in which your termination occurs, (2) cause each option to immediately vest and become exerciseable in full, and (3) continue to provide, for a period of one year following your date of termination, you (and your dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to you) as existed immediately prior to your date of termination (or, if more favorable to you, as such benefits and terms and conditions that existed immediately prior to the change in control); provided that if you cannot continue to participate in the plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event you become reemployed with another employer and become eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of your eligibility, but only to the extent that the Corporation reimburses you for any increased cost and provides any additional benefits necessary to give you the benefits hereunder.

10.	Termination for cause shall mean termination because you (i) engage in the following conduct in connection with your employment with the Corporation: personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, breach of a restrictive covenant against competition, disclosure of confidential information of the Corporation, consistent intentional failure to perform stated duties after notice, or (ii) willfully violate any law, rule, or regulation (other than traffic violations or similar offenses), which willful violation materially impacts the performance of your duties to the Corporation.

11.	If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six (6) month period) shall not have returned to the performance of your duties hereunder on a full-time basis, the Corporation may terminate your employment hereunder for disability.

12.	Termination by you for good reason after a change in control shall mean termination based on the occurrence without your express consent of any of the following: (i) a significant diminution by the Corporation of your duties and responsibilities, other than for cause or disability, (ii) a reduction in your base salary, other than for cause or disability and other than as part of an across-the-board salary reduction generally imposed on executives of the Corporation or (iii) any requirement of the Corporation that you be based anywhere more than thirty miles from the office where you are located at the time of the Change in Control.

13.	Change in control, for the purposes of this agreement shall have the same meaning ascribed thereto in Oxford’s 1991 Stock Option Plan.

14.	The severance payments hereunder may not be transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.

15.	The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Corporation in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee benefit plan of the Corporation which provides benefits after termination of employment.

The obligation to make the payments hereunder is conditioned upon your execution and delivery to the Corporation of a release, in a form satisfactory to the Corporation, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee benefit plan of the Corporation which provides benefits after termination of employment. The obligation to make the payments hereunder is further conditioned upon the terms set forth in paragraph 16 hereof.

16.	You agree that any right to receive severance payments hereunder will cease if during the one-year period following your termination of employment you (1) directly or indirectly become an employee, director, advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of the Corporation, or (2) violate the terms of the Confidentiality and Non-Competition Agreement.

17.	If a dispute or controversy arises concerning any provisions of this agreement, it shall be resolved exclusively by arbitration in Norwalk, Connecticut by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Corporation shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this section.

18.	In order for the Corporation to comply with government regulations pertaining to the Immigration Reform and Control Act of 1986, we require that you verify your identity and establish your right to work within the United States by providing documentation as described in the enclosed list entitled, “Acceptable Identification.” Please note that one form of ID from column A is sufficient, or one item each from column B and C. We will photocopy your identification and return the originals to you immediately. It is imperative that you provide us with this documentation on your first day of work; your failure to do so will require us to delay your employment.

19.	This offer and your subsequent employment is contingent upon successful results of a background check, which includes a pre-employment drug test and reference and criminal checks. Enclosed is a Quest Diagnostics drug screen form. Please bring this with you at the time of your testing. Please contact their Patient Service Center Locator at 800-225-7483 if there is not a Quest Diagnostics Lab conveniently located near you.

20.	The employment relationship which exists between Oxford Health Plans and you is an employment-at-will relationship. Under this relationship, your employment with Oxford Health Plans is for no set period of time, and may be terminated by either you or Oxford at any time for any reason with or without cause and with or without notice; provided, however, that a termination without cause of your employment or good reason after a change in control shall be governed in accordance with the terms hereof.

21.	All payments hereunder are subject to applicable withholding taxes.

22.	This agreement and the Confidentiality and Non-Competition Agreement set forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Corporation as to such subject matter. This agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Corporation.

23.	If any provision of this agreement, or any application thereof to any circumstances, in is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

24.	The terms of this agreement shall be governed by the laws of the state of Connecticut without regard to its conflicts of laws principles.

Please indicate your agreement by signing below and retain one copy for your records.

/s/ PAUL CONLIN	6/5/98
Name	Date

Welcome !

/s/ CHUCK BERG

Chuck Berg
Executive Vice President
Medical Delivery

CB:ch

Enclosure